UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 10, 2014

GSI GROUP INC.

(Exact name of registrant as specified in its charter)

New Brunswick, Canada	001-35083	98-0110412
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

125 Middlesex Turnpike Bedford, Massachusetts	01730
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (781) 266-5700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 10, 2014, GSI Group Inc. (the “Company”) and the Company’s wholly owned subsidiaries, GSI Group Corporation (“GSI”) and NDS Surgical Imaging, LLC (“NDS”), as the Borrowers, each of the Company’s other subsidiaries party thereto as guarantors (the “Guarantors”), each lender party thereto, and Bank of America, N.A., as Administrative Agent, entered into an amendment (the “Fourth Amendment”) to the Amended and Restated Credit Agreement, dated as of December 27, 2012, by and among the Company, GSI, and NDS, Bank of America, N.A., as Administrative Agent, Swing Line Lender, L/C Issuer and lender, Silicon Valley Bank, as Syndication Agent and lender, HSBC Bank USA, N.A., as Documentation Agent and lender, and JPMorgan Chase Bank, N.A., TD Bank, N.A., and Brown Brothers Harriman & Co., each as lenders (as amended prior to the Fourth Amendment, the “Amended and Restated Credit Agreement”).

The Fourth Amendment increases the revolving credit facility commitment under the Amended and Restated Credit Agreement by $100 million from $75 million to $175 million and resets the accordion feature to $100 million for future expansion. Additionally, the Fourth Amendment increases the maximum permitted consolidated leverage ratio from 2.75 to 3.00, and increases the maximum consolidated leverage ratio for permitted acquisitions and stock repurchases from 2.25 to 2.50. Certain other technical changes were made to the Amended and Restated Credit Agreement as a result of the Fourth Amendment and are not considered material.

The foregoing description of the Fourth Amendment does not purport to be complete and is qualified in its entirety by the full agreement attached as Exhibit 10.1 hereto and incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 in connection with the Fourth Amendment is incorporated in this Item 2.03 by reference.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits:

Exhibit #	Description

10.1	Fourth Amendment to Amended and Restated Credit Agreement, dated as of February 10, 2014, by and among GSI Group Corporation, NDS Surgical Imaging, LLC, GSI Group Inc., Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, and the other lenders party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GSI Group Inc.
(Registrant)

Date: February 14, 2014	By:	/s/ Robert J. Buckley
Robert J. Buckley
Chief Financial Officer